SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2003

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore

(State or Other Jurisdiction of Incorporation)

0-23354	Not Applicable

(Commission File Number)	(IRS Employer Identification No.)

36 Robinson Road, #18-01, City House, Singapore	068877

(Address of Principal Executive Offices)	(Zip Code)

(65) 299-8888

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURE

Item 5. Other Events.

     On September 24, 2003, Flextronics International Ltd. (“Flextronics”) issued a press release announcing a jury verdict in a trial in Orange County, California, against Flextronics and related entities in favor of Beckman Coulter, Inc. The verdict totals $934 million, including $931 million of punitive damages, and arose out of a $2 million contract dispute relating to a 3-year manufacturing relationship between the companies that aggregated approximately $20 million of revenues to Flextronics. Further, $930 million of the punitive damages derived from Flextronics’ alleged commission of a tort of “economic duress” to induce Beckman Coulter to agree to make payments to Flextronics of $498,000 for equipment and services during the course of the relationship. Until the verdict was awarded, Flextronics had strongly believed that any verdict, if adverse, would not be in a material amount.

     On September 30, 2003 the court entered a judgment based on the verdict in accordance with the required statutory procedure. The court has also stayed enforcement of this judgment pending determination of post-trial motions to correct the verdict, set it aside or order a new trial. These motions are currently scheduled to be heard on November 25. If these motions are not successful, Flextronics plans to appeal.

     Flextronics believes that this verdict should be overturned or substantially reduced. Flextronics believes that, at most, its alleged refusal to perform contract obligations unless Beckman Coulter agreed to additional payments was a breach of contract, not a tort called “economic duress” for which punitive damages could be awarded. In addition, Flextronics believes that the $930 million punitive damages award for “economic duress” is unlawful and excessive under California law and the federal and California constitutions because, among other things, (a) punitive damages must bear a reasonable relationship to compensatory damages; (b) under applicable case law, in general an award of punitive damages in a commercial case not involving injury to the plaintiff’s health or safety is unreasonable if it exceeds the actual compensatory damages by a multiplier, generally not more than four times; and (c) the trial court erred by allowing the jury to apply a multiplier of four to the “potential damages” (and not just the “actual damages”) that Beckman Coulter asserted it would have incurred had it not agreed to the additional $498,000 in payments. Further, Flextronics believes that several material rulings made by the court during the trial were incorrect and prejudicial to Flextronics.

     With respect to the ability of a jury to award punitive damages based on “potential damages,” Flextronics is aware of U.S. Supreme Court authority that allowed punitive damages to be awarded if they bear a reasonable relationship to “likely potential harm.” The jury in this case was not instructed to base its determination on “likely” potential harm, but rather was instructed that it could base its determination on any potential damages (whether or not likely), in addition to actual damages. Flextronics believes that in this case, a jury could not find that Beckman Coulter’s “likely” potential harm was anything other than the $498,000 in compensatory damages actually awarded. The theory of the plaintiff’s case was that the financial loss Beckman Coulter would have sustained if it had not agreed to the additional payments was greater than the amount of those payments; under those circumstances, it was not “likely” that Beckman Coulter would refuse to make the additional payments (and, indeed, it agreed to make such payments). Because Flextronics did not require that Beckman Coulter pay more than the amount Beckman Coulter actually paid, Flextronics believes that it was not likely that Beckman Coulter would have been harmed in any amount more than it paid.

     Based on these considerations, Flextronics estimates that the total damages that it will ultimately be required to pay in this case will likely be less than $10 million.

Risk Factors

     Like all litigation, the ultimate outcome of the post-verdict proceedings is uncertain, and there is a wide range of potential results. The post-judgment motion and appeal process are in early stages, and no assurances can be given as to the ultimate outcome of this case. In the event that Flextronics is ultimately found in future proceedings in this case to have engaged in extraordinarily reprehensible behavior, then its damages could exceed $10 million. While Flextronics does not believe that it has so acted, no assurances can be given that a court will not make such a finding. In addition, if it were ruled that applicable law permits punitive damages to be based not merely on actual damages but also on “likely potential harm” or “potential damages,” and if the courts found that the evidence supports significant likely potential harm from Flextronics’ conduct, then the damages awarded to the plaintiff could exceed $10 million.

     In the event that judgment is not set aside or appropriately modified within 60 days after entry, Flextronics would generally be required to post an appeal bond in order to prevent the plaintiff from seeking to collect its judgment while it is being appealed. Such bonds are generally required to be in an amount equal to 1.5 times the amount of the judgment, although courts may in some exceptional circumstances provide relief from this amount. If Flextronics is not able to secure such a bond, the plaintiff may begin to enforce the judgment against Flextronics’ assets, and an event of default would occur under Flextronics’ outstanding debt securities and credit facilities. Such actions would have a material adverse effect on Flextronics’ liquidity and financial condition. There can be no assurances that Flextronics will be able to secure a sufficient bond or as to the terms of any such bond. In addition, if Flextronics is able to secure such a bond, there can be no assurances as to its cost, which may be substantial and would adversely affect Flextronics’ results of operations. If an appeal should be required, Flextronics intends to take any available steps to attempt to limit the amount of the bond.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: October 1, 2003	By:	/s/ Robert R. B. Dykes

Robert R. B. Dykes President, Systems Group and Chief Financial Officer